Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-4 No. 333-110211) of Euramax International, Inc. and Subsidiaries of our report dated March 10, 2004, with respect to the consolidated financial statements and schedule of Euramax International, Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 26, 2003.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 25, 2004